EXHIBIT 5

OPINION AND CONSENT OF GENERAL COUNSEL

QUEST SOFTWARE, INC.

8001 Irvine Center Drive

Irvine, California 92618

Phone (949) 754-8000

July 15, 2003

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

As General Counsel of Quest Software, Inc. a California corporation (the “Company”), I have participated in the corporate and other proceedings taken by the Company in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 6,000,000 shares of common stock for issuance under the Company’s 1999 Stock Incentive Plan (the “Option Plan”) and (ii) 800,000 shares of common stock for issuance under the Company’s 1999 Employee Stock Purchase Plan (the “Purchase Plan”) (collectively, the “Shares”).

I have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Option Plan and Purchase Plan, and have examined such documents as I have deemed necessary for purposes of this opinion. Based on such review, I am of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Option Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances in accordance with the Option Plan and in accordance with the Registration Statement, or (c) the provisions of duly authorized stock purchase rights issued in accordance with the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/S/ J. MICHAEL VAUGHN

J. Michael Vaughn, General Counsel